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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT: Lori Zimmerman
         Director, Investor Relations
         (610) 925-2000


Genesis Health Ventures Retains Advisors to Evaluate Strategic Alternatives

KENNETT SQUARE, PA -- (October 2, 2002) - Genesis Health Ventures today announced that the Company has retained UBS Warburg LLC and Goldman Sachs & Co. to assist in exploring certain strategic business alternatives, including, but not limited to, the potential sale or spin-off of the Company's ElderCare assets.

"Consistent with our previously stated strategic objectives, we are considering these alternatives in order to maximize shareholder value while maintaining our focus on growing NeighborCare, our institutional pharmacy business," stated Robert H. Fish, interim Chief Executive Officer of Genesis Health Ventures, Inc. "While we will evaluate such alternatives, there can be no assurance that any transaction will be completed."


Genesis Health Ventures (GHVI) provides healthcare services to America's elders through a network of NeighborCare pharmacies and Genesis ElderCare skilled nursing and assisted living facilities. Other Genesis healthcare services include rehabilitation and hospitality services, group purchasing, consulting and facility management.

Visit our website at http://www.ghv.com

Statements made in this release, and in our other public filings and releases, which are not historical facts contain "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and similar expressions. Factors that could cause actual results to differ materially include, but are not limited to, the following: changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; changes in pharmacy legislation and payment formulas; the expiration of enactments providing for additional government funding; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third party payors; competition in our business; litigation regarding our NeighborCare pharmacy operations' provision of service to HCR Manor Care; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, return to profitability and generate sufficient cash flow to meet operational and financial requirements; an economic downturn or changes in the laws affecting our business in those markets in which we operate; and there can be no assurance that any transaction will be completed and if completed will increase shareholder value.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

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